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                                                Filed Pursuant to Rule 424(b)(3)
                                                   of the Securities Act of 1933
                                                    Registration No. 33-55010-01



PROSPECTUS SUPPLEMENT


                           DISCOVER CARD TRUST 1992 B


     On May 31, 1997, Dean Witter, Discover & Co. and Morgan Stanley Group Inc. consummated their previously announced merger. Dean Witter, Discover & Co., the indirect parent of Discover Receivables Financing Group, Inc. and Greenwood Trust Company, is the surviving corporation in the merger and will continue its corporate existence under the name "Morgan Stanley, Dean Witter, Discover & Co." (the "Company").

                               __________________

     Dean Witter Reynolds Inc. ("DWR"), Morgan Stanley & Co. Incorporated ("MS & Co."), Morgan Stanley International Limited ("MSIL") and Dean Witter International Ltd. ("DWIL") are wholly-owned subsidiaries of the Company. The accompanying Prospectus and Prospectus Supplement may be used by DWR, MS & Co., MSIL, DWIL and other affiliates of the Company in connection with offers and sales of the securities described therein in the course of their businesses as broker-dealers. DWR, MS & Co., MSIL, DWIL and such other affiliates may act as principal or agent in such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. None of DWR, MS & Co., MSIL, DWIL or any such other affiliates is obligated to make a market and each may discontinue any market-making activities at any time without notice.


                                  June 2, 1997